Press Release	Exhibit 99.1

En Pointe Technologies, Inc. Reports Financial Results for the Second Quarter of Fiscal 2004

– Third Consecutive Profitable Quarter
– Earnings of $0.03 per Share

Los Angeles, CA – May 10, 2004 – En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products and services, today announced consolidated results for its second quarter and first six months of fiscal 2004 ended March 31, 2004. Net income for the second quarter of fiscal 2004 was $205,000, or $0.03 per basic and diluted share, an improvement of $1.9 million over the net loss of $1.7 million, or $0.25 per share, reported in the second quarter of fiscal 2003. Total revenue in the second quarter of fiscal 2004 was $61.3 million compared to $72.0 million in the second quarter of fiscal 2003.

Net income for the first six months of fiscal 2004 was $446,000, or $0.07 per basic and $0.06 per diluted share, a $2.8 million improvement over the net loss of $2.4 million, or $0.36 per share, reported for the first six months of fiscal 2003. Total revenue in the first half of fiscal 2004 was $124.9 million compared to $147.6 million reported for the same period in fiscal 2003.

“We are extremely pleased to report our third sequential quarter of profitability,” said Bob Din, President and CEO of En Pointe Technologies, Inc. “While total revenue is off from the second quarter of fiscal 2003, the growth we’ve been able to generate in the service side of our business has resulted in solid improvements at the total gross margin line. This, combined with our cost control initiatives, including our outsourcing program, has helped drive En Pointe back to profitability.”

Service revenue for the quarter ended March 31, 2004 was $10.2 million, an increase of 17.5% over the $8.7 million reported for the quarter ended March 31, 2003. Revenue from services totaled $21.8 million in the first half of fiscal 2004, representing an increase of 26.7% over the $17.2 million reported for the first half of fiscal 2003. Gross margins realized on service revenue were 39.3% and 44.4% for the quarter and six month periods ended March 31, 2004, respectively. Service revenue represented 16.6% of total revenues in the second quarter of fiscal 2004, while gross profits realized in this period on service revenue represented 49.1% of the Company’s total gross profits. During the six months ended March 31, 2004, service revenues represented 17.5% of total revenues and generated 57.1% of the Company’s total gross profits.

Product sales declined to $51.1 million in the quarter ended March 31, 2004 from $63.3 million in the quarter ended March 31, 2003, but were off only slightly (1.7%) from the $52.0 million reported for the prior sequential quarter. Product sales in the first six months of fiscal 2004 were $103.0 million compared to $130.3 million in the first six months of fiscal 2003. The majority of this decline resulted from relatively low-margin sales of software licenses in the first six months of fiscal 2003 that were not repeated in the first six months of fiscal 2004. Gross margins realized on product revenues were 8.1% and 7.1% for the quarter and six month periods ended March 31, 2004, respectively.

Sales, General and Administrative (SG&A) expenses declined by $2.1 million, or 21.1%, to $7.8 million in the quarter ended March 31, 2004 from $9.9 million in the quarter ended March 31,

2003. At $16.3 million, SG&A expenses for the first six months of fiscal 2004 declined by $3.3 million, or 17.2%, from the $19.6 million reported for the first six months of fiscal 2003. The majority of the year-over-year reduction in SG&A expenses can be attributed to the Company’s expense control efforts.

During the quarter ended March 31, 2004, the Company recognized SG&A expenses of $253,000 related to its investment in En Pointe Global Services (EGS), a company formed to provide offshore outsourcing services. En Pointe owns an approximate one-third interest in EGS, however, due to the structure of EGS financing and the application of FIN 46 — Financial Accounting Standards Board Interpretation No. 46 “Accounting for Consolidation of Variable Interest Entities,” the Company has recognized nearly all of the losses generated by EGS and may be required to do so in future periods. EGS expenses included in the Company’s consolidated financial statements as SG&A expenses for the six months ended March 31, 2004 totaled $364,000.

The Company generated a consolidated operating profit of $319,000 in the quarter ended March 31, 2004, a $1.8 million improvement over the operating loss reported for the quarter ended March 31, 2003. En Pointe’s consolidated operating profit for the six-month period ended March 31, 2004 was $721,000, an improvement of nearly $3.0 million over the operating loss reported for the same period in fiscal 2003.

The Company’s cash balance increased to $8.2 million as of March 31, 2004 from $3.2 million as of September 30, 2003. Collection of outstanding accounts receivable and changes in operating assets and liabilities were the primary drivers of this increase.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream IT products available in the US while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company’s customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: Changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and, availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-1185
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	September 30,
	2004	2003
ASSETS:
Current assets:
Cash	$8,202	$3,218
Restricted cash	161	70
Accounts receivable, net	31,473	35,123
Inventories, net	6,019	5,746
Prepaid expenses and other current assets	577	413

Total current assets	46,432	44,570
Property and equipment, net	5,629	5,988
Other assets	933	1,097

Total assets	$52,994	$51,655

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$13,786	$12,642
Borrowings under lines of credit	11,241	11,326
Accrued liabilities	4,024	4,709
Other current liabilities	1,536	1,161

Total current liabilities	30,587	29,838
Long term liability	5,466	5,391

Total liabilities	36,053	35,229
Total stockholders’ equity	16,941	16,426

Total liabilities and stockholders’ equity	$52,994	$51,655

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2004	2003	2004	2003
Net sales
Product sales	$51,077	$63,339	$103,028	$130,341
Service sales	10,191	8,672	21,848	17,246

Total net sales	61,268	72,011	124,876	147,587
Cost of sales
Product	46,921	58,861	95,750	120,456
Service	6,188	4,733	12,143	9,753

Total cost of sales	53,109	63,594	107,893	130,209
Gross profit
Product gross profit	4,156	4,478	7,278	9,885
Service gross profit	4,003	3,939	9,705	7,493

Total gross profit	8,159	8,417	16,983	17,378
Selling and marketing expenses	5,381	7,108	11,177	14,573
General and administrative expenses	2,459	2,430	5,085	4,669
Legal settlement expense (recovery)	—	393	—	393

Operating profit (loss)	319	(1,514)	721	(2,257)
Interest expense, net	212	205	417	408
Other income, net	(104)	(63)	(153)	(133)
Minority Interest	(9)	—	(19)	—

Income (loss) before income taxes and loss reversal income from affiliates	220	(1,656)	476	(2,532)
Provision for income taxes	15	—	30	—
Loss reversal income from affiliates	—	—	—	143

Net income (loss)	$205	$(1,656)	$446	$(2,389)

Net income (loss) per share:
Basic	$0.03	$(0.25)	$0.07	$(0.36)

Diluted	$0.03	$(0.25)	$0.06	$(0.36)

Weighted average shares outstanding:
Basic	6,741	6,720	6,730	6,720

Diluted	6,942	6,720	6,870	6,720